Exhibit 99.1

Finjan Executives Recently Contributed and will Participate in Upcoming Industry Events and Investor Conferences
E. Palo Alto, Sept. 28, 2016 -- Finjan Holdings, Inc. (NASDAQ: FNJN), a cybersecurity company, today announced that its executive team recently participated and will be attending upcoming industry events and investor conferences as the Company continues to serve as a thought leader and innovator in the security space.
Phil Hartstein, Finjan’s President and CEO, is scheduled to participate on a panel on September 28, 2016 discussing ‘What’s New in Patent Monetization.’ The panel is being hosted by the Licensing Executives Society (LES) in New York. Mr. Hartstein is also scheduled to take part in the annual meetings for the Licensing Executives Society (LES) in Vancouver, BC from October 23-26, 2016 and the American Intellectual Property Law Association (AIPLA) in Washington D.C. from October 27-28, 2016.
The 5th annual London IP Summit will take place October 12-13, 2016 at the London Stock Exchange. Phil Hartstein, is a featured panelist on October 13th. Mr. Hartstein is also scheduled to participate on a panel discussing Getting Deals Done in Today’s Market at the IP Dealmakers Forum in New York City November 17-18, 2016.
On October 12, 2016, Finjan’s CIPO and VP, Legal Operations, Julie Mar-Spinola will be speaking on a panel of patent practitioners from SCU’s Entrepreneurs’ Law Clinic, Pure Storage and Google, to discuss how to leverage engineering experience and expertise into a successful career as a patent professional. On October 13, 2016, Ms. Mar-Spinola will join a panel of women leaders from Hint Water, Adobe Systems, and HP at the Women’s Initiative Event at White & Case.

Finjan’s CFO, Michael Noonan, is scheduled to participate at the MicroCap Conference in Philadelphia, PA taking place at the Hotel Monaco from October 24-25, 2016.
As a member of Patent Public Advisory Committee (PPAC) to the US Patent & Trademark Office (USPTO), Ms. Mar-Spinola is helping prepare the 2016 PPAC Annual Report to the President Obama and members of the U.S. Congress, to be published in the Official Gazzette on November 29, 2016.

Recently, Julie Mar-Spinola, a co-founder of ChIPs (www.chipsnetwork.org), participated in the fifth Annual ChIPs Women in IP Global Summit on September 14-16, 2016 in Washington D.C.

This event spanned three days of interactive programs for Next Gen women; induction of ChIPs’ new Hall of Fame recipient, US CTO (White House), Megan Smith; fireside chats with USPTO Director, Michelle K. Lee, Sen. Mazie Hirono (D-HI), NPR Supreme court Correspondent Nina Totenberg, and Polaris Partners’ Amy Shulman; and featured panelists, including Oracle’s General Counsel, Dorian Daley; the Dept. of Justice’s Renata Hesse; all five of the women judges of the Court of Appeals for the Federal Circuit; Hon. Beth Labson-Freeman of the US District Court for the Northern District of California; Pattie Sellers of Fortune, among numerous other women leaders and trailblazers. As since its inception, the Summit was sold out within hours of registration, once again bringing together hundreds of women from a wide array of backgrounds to advance the progress of innovation, leadership and equality.

Finally, Finjan was selected as a winner in the 2016 American Graphic Design Awards for its 2015 Annual Report cover. For more than five decades, Graphic Design USA (GDUSA) has sponsored competitions to highlight areas of excellence for creative professionals. Of the 10,000 entries submitted, Finjan was among the 15% recognized with a Certificate of Excellence.
ABOUT FINJAN
Established nearly 20 years ago, Finjan is a globally recognized leader in cybersecurity. Finjan’s inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com.

Follow Finjan Holdings, Inc.:
Twitter: @FinjanHoldings
LinkedIn: linkedin.com/company/finjan

Investor Contact:
Vanessa Winter | Finjan
Capital Markets Group LLC
(650) 282-3245 | investors@finjan.com